PricewaterhouseCoopers LLP, Hub Tower, 699 Walnut Street, Des Moines, Iowa 50309 T: (515) 246 3800, www.pwc.com/us CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM We hereby consent to the use in this Post-Effective Amendment No. 22 to the Registration Statement on Form N-4 (No. 333-176870 and 811-07772) (the “Registration Statement”) of our report dated April 15, 2024 relating to the financial statements of Midland National Life Insurance Company and consent to the use in the Registration Statement of our report dated April 17, 2024 relating to the financial statements of each of the subaccounts of Midland National Life Insurance Company Separate Account C indicated in our report. We also consent to the reference to us under the heading “Experts” in such Registration Statement. Des Moines, Iowa April 19, 2024